Exhibit 10.1

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (together with the exhibits and schedules attached hereto, which include, without limitation, the Term Sheet (as defined below)(1), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of September 24, 2018, is entered into by and among:  (i) Ascent Capital Group, Inc. (“Ascent”) and Monitronics International, Inc. (“Monitronics”); and (ii)  the beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) (each, a “Noteholder”) of the 9.125% Senior Notes due 2020 (the “Notes”) issued pursuant to that certain Indenture dated as of March 23, 2012 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with the terms thereof, the “Notes Indenture”), by and among Monitronics, the guarantors named thereunder, and U.S. Bank National Association, as trustee, that are (and any Noteholder that may become a Consenting Noteholder in accordance with Section 12 hereof) signatories hereto (each, a “Consenting Noteholder” and collectively, the “Consenting Noteholders”).  This Agreement collectively refers to Ascent, Monitronics and the Consenting Noteholders as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Parties have engaged in good faith, arm’s-length negotiations and agreed to enter into certain transactions pursuant to the terms and conditions set forth in this Agreement and in the term sheet attached hereto as Exhibit A (the “Term Sheet”) incorporated herein by reference pursuant to Section 2 hereof;

WHEREAS, as of the date hereof, the Consenting Noteholders, in the aggregate, hold approximately 66% of the aggregate outstanding principal amount of the Notes;

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1.                                      TSA Effective Date.  This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “TSA Effective Date”) that this Agreement has been executed by all of the following:  (i) Ascent; (ii) Monitronics; and (iii) Consenting Noteholders holding, in aggregate, at least 65% in principal amount outstanding of all Notes.  With respect to any Consenting Noteholder that becomes a party to this Agreement pursuant to Section 12 hereof, this Agreement shall become effective as to such Consenting Noteholder at the time it executes and delivers a Transferee Joinder in accordance with Section 12 hereof.

(1)         Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Term Sheet.

2.                                      Exhibits and Schedules Incorporated by Reference.  Each of the exhibits attached hereto (including the Term Sheet) and any schedules to such exhibits (collectively, the “Exhibits”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits.  In the event of any inconsistency between this Agreement (without reference to the Term Sheet) and the Term Sheet, the Term Sheet shall govern.

3.                                      Certain Defined Terms.  As used in this Agreement:

(a)                                 “Credit Agreement” shall mean that certain Credit Agreement, dated as of March 23, 2012 (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof), by and among Monitronics, as borrower, the guarantors party thereto, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto.

(b)                                 “Second Lien Exchange Transaction” shall mean transactions consistent in all material respects with the Second Lien Term Sheet.

(c)                                  “Second Lien Term Sheet” shall mean the ‘Second Lien Transactions Overview’ set forth in the Term Sheet.

(d)                                 “SUN Exchange Offer” shall mean an offer to exchange the Notes for New Second Lien Notes to be issued by Monitronics as contemplated by the Second Lien Term Sheet (a “Second Lien Exchange”); provided, that if on or prior to the Toggle Trigger Time, Monitronics has not obtained the requisite consents to the Bank Amendments, following the Toggle Trigger Time, a “SUN Exchange Offer” shall mean an offer to exchange the Notes for cash and New Senior Unsecured Notes to be issued by Monitronics as contemplated by the Unsecured Exchange Term Sheet.  For the avoidance of doubt, if on or prior to the Toggle Trigger Time Monitronics obtains the requisite consents to the Bank Amendments, “SUN Exchange Offer” shall at all times mean a Second Lien Exchange.

(e)                                  “Toggle Trigger Time” shall mean 11:59 p.m. prevailing Eastern time on the 15th business day following the TSA Effective Date.

(f)                                   “Transactions” shall mean a Second Lien Exchange Transaction; provided, that if on or prior to the Toggle Trigger Time Monitronics has not obtained the requisite consents to the Bank Amendments, following the Toggle Trigger Time, “Transactions” shall mean an Unsecured Exchange Transaction.  For the avoidance of doubt, if on or prior to the Toggle Trigger Time Monitronics obtains the requisite consents to the

Bank Amendments, “Transactions” shall at all times mean a Second Lien Exchange Transaction.

(g)                                  “Unsecured Exchange Term Sheet” shall mean the ‘Unsecured Exchange Transaction Overview’ set forth in the Term Sheet.

(h)                                 “Unsecured Exchange Transaction” shall mean transactions consistent in all material respects with the Unsecured Exchange Term Sheet.

4.                                      Definitive Documentation.  The definitive documents and agreements (the “Definitive Documentation”) governing the Transactions shall include, but not be limited to, any offering memoranda prepared in connection with the Transactions, any indenture and security documents with respect to the New Senior Unsecured Notes and the New Second Lien Notes, as applicable, any supplemental indenture in respect of the Notes, any amendments, waivers and/or consents with respect to the Notes or the Credit Agreement, all related transactional or corporate documents, and any other documents or agreements executed, delivered and/or filed in connection with the Transactions.  The Definitive Documentation (including any amendment, supplement or modification thereto) identified in the foregoing sentence remains subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and shall otherwise be in form and substance satisfactory to Ascent, Monitronics and the Requisite Consenting Noteholders.

5.                                      Requisite Consenting Noteholders.  Unless expressly provided otherwise, and subject to Section 6 of this Agreement, the term “Requisite Consenting Noteholders” shall mean, as of any date of determination on or after the TSA Effective Date, Consenting Noteholders holding at least 66-2/3% of the outstanding Notes held by all Consenting Noteholders as of such date of determination.

6.                                      Commitment of Consenting Noteholders.  Each Consenting Noteholder shall (severally and not jointly), solely for so long as it remains a Noteholder, from the TSA Effective Date until the occurrence of the Termination Date (as defined below) and subject to Section 12 hereto:

(a)                                 subject to such Consenting Noteholder’s receipt of the offering memorandum prepared in connection with the Transactions, tender or cause to be tendered all Notes (other than Notes in denominations of less than $1,000, if applicable) held by such Consenting Noteholder and provide any consents in respect of the Notes, in each case, in accordance with the terms and conditions of this Agreement prior to the tender time with respect to the SUN Exchange Offer; provided, that such Consenting Noteholder may withdraw its Notes from the SUN Exchange Offer in accordance with the terms and conditions of the SUN Exchange Offer in order to effect a Transfer (as defined below) of such Notes in compliance with Section 12 hereof;

(b)                                 not withdraw or revoke its tender, consent and/or vote with respect to the SUN Exchange Offer, except as otherwise expressly permitted pursuant to this Agreement;

(c)                                  take all commercially reasonable actions, and support and cooperate with Ascent and Monitronics to take all commercially reasonable actions, necessary to consummate the Transactions in accordance with the terms and conditions of this Agreement, including without limitation to vote in favor of, or otherwise support, the Transactions with respect to any debt or other securities of Ascent or Monitronics that such Consenting Noteholder may hold; provided that (i) the foregoing shall not limit or restrict, in any respect, any consent or approval rights provided under this Agreement or the Definitive Documentation and (ii) no Consenting Noteholder shall be obligated to waive (to the extent waivable by such Consenting Noteholder) any condition to the consummation of any part of the Transactions set forth in any Definitive Documentation;

(d)                                 not directly or indirectly object to, delay, impede, or take any other action to interfere with the Transactions;

(e)                                  not take any action (or encourage or instruct any other party including any agent or indenture trustee to take any action) in respect of any potential, actual, or alleged occurrence of any “Default” or “Event of Default” under the Notes Indenture that is triggered or that would be triggered as a result of the execution of this Agreement or the undertaking of Ascent or Monitronics hereunder to implement the Transactions; and

(f)                                   not take any other action that is materially inconsistent with its obligations under this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall (u) be construed to prohibit any Consenting Noteholder from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation, (v) affect the ability of any Consenting Noteholder to consult with other Consenting Noteholders or Ascent or  Monitronics, (w) impair or waive the rights of any Consenting Noteholder to enforce this Agreement against Ascent, Monitronics or any Consenting Noteholder, (x) limit (i) the rights of a Consenting Noteholder in any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in any chapter 11 case of any of Ascent or Monitronics or any of their material subsidiaries, (ii) the ability of a Consenting Noteholder to purchase or sell the Notes or any other claims or interests against any of Ascent, Monitronics or any of their respective subsidiaries, subject in all such cases to the terms hereof, (iii) except to the extent any such right or remedy would conflict or be inconsistent with this Agreement, any right or remedy of any Consenting Noteholder under, as applicable, (A)  any of the documents governing the Notes, and (B) any other applicable agreement, instrument or document that gives rise to a Consenting Noteholder’s claims or interests against any of Ascent, Monitronics or any of their respective subsidiaries; (iv) the rights of any Consenting Noteholder to engage in any discussions, enter into any agreements or take any other action after the Termination Date; or (v) the ability of a Consenting Noteholder to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any Definitive Documentation; (y) constitute a waiver or amendment of any term or provision of (i) any of the Notes Indenture or any other document governing the Notes, or (ii) any other agreement, instrument or document that gives rise to a Consenting Noteholder’s claims or interests against any of Ascent, Monitronics or any of their respective subsidiaries; or (z) be construed to require any Consenting Noteholder to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Noteholder, other than those set forth in this Agreement.

7.                                      Commitment of Ascent and Monitronics.  Each of Ascent and Monitronics shall (jointly and severally), from the TSA Effective Date until the occurrence of the Termination Date:

(a)                                 timely take all commercially reasonable actions necessary or reasonably requested by the Requisite Consenting Noteholders to complete the Transactions in accordance with the terms and conditions of this Agreement and the Definitive Documentation; provided, however, that Monitronics shall not accept tenders of Notes or consummate the SUN Exchange Offer unless and until all of the conditions to the closing of the Transactions (including the SUN Exchange Offer) set forth in the offering memorandum and the other Definitive Documentation have been satisfied or waived (other than conditions that, by their nature, are to be satisfied or waived at the closing of the Transactions, but subject to their being satisfied or waived contemporaneously with such closing) in accordance with the terms of such offering memorandum or other Definitive Documentation, as applicable;

(b)                                 (i) negotiate in good faith, execute and deliver, and perform its obligations under this Agreement and the Definitive Documentation to which it is (or will be) a party; provided, however, that (A) the foregoing shall not limit or restrict, in any respect, any consent or approval rights provided under this Agreement or the Definitive Documentation and (B) neither Ascent nor Monitronics shall be obligated to waive (to the extent waivable by such Party) any closing condition set forth in any Definitive Documentation, and (ii) take any and all necessary and appropriate actions in furtherance of this Agreement and the consummation of the Transactions;

(c)                                  prior to the Toggle Trigger Time, use good faith efforts customary for transactions similar to the Bank Amendments to obtain the required consents in connection with the Bank Amendments;

(d)                                 comply with each of the following milestones (the “Milestones”), which Milestones may only be extended pursuant to a further written agreement among Ascent, Monitronics and the Requisite Consenting Noteholders:

(i)                                     launch the SUN Exchange Offer pursuant to Definitive Documentation not later than twenty (20) business days after the TSA Effective Date;

(ii)                                  commence solicitation with respect to the Bank Amendments pursuant to Definitive Documentation not later than ten (10) business days after the TSA Effective Date; and

(iii)                               consummate the Transactions not later than forty-five (45) business days after the TSA Effective Date;

(e)                                  not execute, deliver or file, or solicit consents or tenders pursuant to, any Definitive Documentation that, in whole or in part, is not consistent in all material respects with this Agreement or is not otherwise acceptable to the Requisite Consenting Noteholders, Ascent and Monitronics;

(f)                                   make commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals or consents necessary to consummate the Transactions;

(g)                                  not directly or indirectly object to, delay, impede, or take any other action to interfere with the Transactions;

(h)                                 not seek, solicit, support, encourage, propose, assist, consent to, vote for, enter into, participate in, pursue or consummate (i) any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of assets, financing (whether debt or equity), recapitalization or restructuring of any of Ascent, Monitronics or any of their respective subsidiaries, other than the Transactions (each, an “Alternative Transaction”) or (ii) any substantive discussions (other than as to respond to any such Person to advise such Person that it does not intend to engage in such discussions), subject to the appropriate exercise of Ascent’s or Monitronics’ fiduciary duties, or any agreement with any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, governmental entity, or legal entity or association (each, a “Person”) regarding an Alternative Transaction; provided, however, that notwithstanding anything to the contrary herein, the Unsecured Exchange Transaction shall constitute an Alternative Transaction prior to the Toggle Trigger Time;

(i)                                     if Ascent or Monitronics (or any director, manager, officer, agent or representative thereof, as applicable) receives an unsolicited proposal or expression of interest with respect to any Alternative Transaction, within one (1) business day after the receipt of such proposal or expression of interest, notify the Consenting Noteholder Advisors (as defined below) of the receipt thereof, with such notice to include the material terms thereof;

(j)                                    not undertake any action materially inconsistent with the consummation and implementation of the Transactions or with its obligations under this Agreement;

(k)                                 subject in each case to each of Ascent’s and Monitronics’s compliance with and observation of its fiduciary duties (i) conduct, and shall cause their respective subsidiaries to conduct, their businesses and operations only in the ordinary course in a manner that is consistent with past practices and in compliance with applicable law, (ii) maintain their respective books and records in the ordinary course, in a manner that is consistent with past practices, and in compliance with applicable law, (iii) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is consistent with past practices, and in compliance with applicable law, and (iv) use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors and customers) and employees in the ordinary course, in a manner that is consistent with past practices, and in compliance with applicable law; and

(l)                                     promptly, and in any event within five (5) business days of the TSA Effective Date, execute and deliver the engagement letters of Stroock & Stroock & Lavan LLP (“Stroock”) and Houlihan Lokey Capital, Inc., as advisors to that certain ad hoc group of holders of the Notes (together, the “Consenting Noteholder Advisors”), and pay the fees, costs and expenses of the Consenting Noteholder Advisors in accordance with the terms and conditions of such engagement letters.

8.                                      Consenting Noteholder Termination Events.  The Requisite Consenting Noteholders, in their sole discretion, may terminate this Agreement upon or at any time following the occurrence of any of the following events (each, a “Consenting Noteholder Termination Event”), by giving written notice of such termination to each of the other Parties, and such termination shall be effective immediately upon delivery of such written notice to each of the other Parties in accordance with Section 23 hereof, except to the extent that such Consenting Noteholder Termination Event has been waived in writing by the Requisite Consenting Noteholders in their sole discretion:

(a)                                 Ascent or Monitronics amends or modifies any of the Definitive Documentation in a manner that is inconsistent with this Agreement, and such amendment or modification has not been revoked or withdrawn within three (3) business days after the receipt by Ascent and Monitronics of written notice from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders);

(b)                                 the issuance by any governmental authority, any regulatory authority, or any court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Transactions on the terms and conditions set forth in this Agreement, the Term Sheet and the Definitive Documentation; provided, however, that Ascent and Monitronics shall have five (5) business days after issuance of such ruling or order to obtain relief that would allow consummation of the Transactions in a manner that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement, and (ii) is acceptable to the Requisite Consenting Noteholders in their reasonable discretion;

(c)                                  the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) of Ascent or Monitronics of any representation, warranty, or covenant of such Party set forth in this Agreement (it being understood and agreed that any actions required to be taken by Ascent and Monitronics that are included in the Term Sheet attached to this Agreement but not in this Agreement are to be considered “covenants” of Ascent and Monitronics, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Term Sheet to be re-copied in this Agreement) that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by Ascent and Monitronics of written notice of such breach from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders);

(d)                                 Ascent or Monitronics terminates its obligations under and in accordance with this Agreement;

(e)                                  the failure of any Definitive Documentation to comply with the requirements of Section 4 of this Agreement, which non-compliance remains uncured for a period of three (3) business days after the receipt by Ascent and Monitronics of written notice of such non-compliance from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders);

(f)                                   the occurrence of any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact that is not known as of the date hereof (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect as measured from the date hereof on the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of Ascent or Monitronics, taken as a whole, or their ability to perform their respective obligations under, or to consummate the Transactions contemplated by, this Agreement, which material adverse effect remains uncured for a period of three (3) business days after the receipt by Ascent and Monitronics of written notice thereof from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders);

(g)                                  the occurrence of any “Event of Default” under the Notes Indenture or the Credit Agreement (subject to any applicable right to cure therein upon notice to the Requisite Consenting Noteholders); or

(h)                                 the occurrence of any other material breach of this Agreement not otherwise covered in the immediately preceding clauses (a) through and including (g) by Ascent or Monitronics that has not been cured (if susceptible to cure) within five (5) business days after the receipt by Ascent and Monitronics of written notice of such breach from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders).

9.                                      Company Termination Events.  Each of Ascent and Monitronics, in its sole discretion, may terminate this Agreement upon or at any time following the occurrence of any of the following events (each a “Company Termination Event,” and together with the Consenting Noteholder Termination Events, the “Termination Events”), by giving written notice of such termination to each of the other Parties and such termination shall be effective immediately upon delivery of such written notice to each of the other Parties in accordance with Section 23 hereof, except to the extent that such Company Termination Event has been waived in writing by Ascent and/or Monitronics in its sole discretion:

(a)                                 the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Consenting Noteholders of any representation, warranty, or covenant of such Consenting Noteholder(s) set forth in this Agreement such that the non-breaching Consenting Noteholders own or control, in the aggregate, 50% or less of the aggregate principal amount of the Notes that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by such Consenting Noteholder(s) of written notice and description of such breach from Ascent or Monitronics;

(b)                                 the issuance by any governmental authority, any regulatory authority, or any court of competent jurisdiction, of any ruling or order enjoining the consummation of the Transactions on the terms and conditions set forth in this Agreement, the Term Sheet and the Definitive Documentation; provided, however, that Ascent and Monitronics have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement and such ruling or order shall remain uncured, not vacated or not overruled for a period of at least five (5) business days;

(c)                                  the Requisite Consenting Noteholders terminate their obligations under and in accordance with Section 8 of this Agreement; or

(d)                                 the failure of any Definitive Documentation to comply with the requirements of Section 4 of this Agreement, which non-compliance remains uncured for a period of three (3) business days after the receipt by the Consenting Noteholders of written notice of such non-compliance from Ascent or Monitronics; provided that Ascent and Monitronics have made good faith efforts to negotiate such Definitive Documentation.

10.                               Mutual Termination; Automatic Termination.  This Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement by and among Ascent, Monitronics and the Requisite Consenting Noteholders.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically upon the occurrence of any of the following events:

(a)                                 any of Ascent, Monitronics or any of their respective subsidiaries (i) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of such entity or any substantial part of the property of such entity, (ii) seeks any arrangement, adjustment, protection, or relief of its debts other than as contemplated by this Agreement, or (iii) makes a general assignment for the benefit of its creditors;

(b)                                 any of Ascent, Monitronics or any of their respective subsidiaries commences a voluntary case filed under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”);

(c)                                  the commencement of an involuntary case against any of Ascent, Monitronics or any of their respective subsidiaries under the Bankruptcy Code that is not dismissed within thirty (30) days of such filing; or

(d)                                 the occurrence of the consummation of the Transactions.

11.                               Effect of Termination.  The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections  8, 9 or 10 of this Agreement shall be referred to as the “Termination Date.”  Upon the occurrence of the Termination Date, (a) except in the case of the Termination Date pursuant to Section 10(d), Monitronics shall promptly withdraw, and shall not consummate, the SUN Exchange Offer and (b)(i) all Parties’ obligations under this Agreement shall be terminated effective immediately, and (ii) the Parties hereto shall be released from all commitments, undertakings, and agreements hereunder; provided, however, that each of the following shall survive any such termination:  (A) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; and (B) Sections 11, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30 and 31 hereof.  At any time from and after the Termination Date (except in the case of a Termination Date pursuant to Section 10(d)), each Consenting Noteholder in its sole discretion may withdraw or revoke its tender, consent and/or vote with respect to the SUN Exchange Offer in accordance with the terms and conditions of the SUN Exchange Offer.

12.                               Transfers of Claims and Interests. Each Consenting Noteholder shall not sell, loan, assign, transfer, hypothecate (other than hypothecations or re-hypothecations in favor of a registered broker-dealer with whom the Notes are held in a prime brokerage account), tender or otherwise dispose of (including by participation), directly or indirectly, its right, title, or interest in any Notes, in whole or in part (such actions are collectively referred to herein as a “Transfer” and the Consenting Noteholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Noteholder or any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to counsel to Ascent and Monitronics and counsel to the Consenting Noteholders, in accordance with Section 23 hereof, a transferee joinder substantially in the form attached hereto as Exhibit B (a “Transferee Joinder”); provided, however, that a Consenting Noteholder may permit its prime broker to hold the Notes as part of a custodian arrangement whereby such Consenting Noteholder retains all of its voting rights with respect to such Notes from the TSA Effective Date until the occurrence of the Termination Date.  With respect to any and all Notes held by the relevant transferee upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Noteholders, as applicable, set forth in this Agreement and (if not already a Consenting Noteholder) is deemed to be, and shall be, a Consenting Noteholder for all purposes of this Agreement.  Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations.

Notwithstanding the foregoing, a Qualified Marketmaker (as defined herein), acting solely in its capacity as such, that acquires any Notes subject to this Agreement shall not be required to execute a counterpart signature page to this Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such Notes within five (5) business days of its acquisition and the purchaser or assignee of such Notes is a Consenting Noteholder or such purchaser or assignee executes and delivers a Transferee Joinder to counsel to Ascent and Monitronics and counsel to the Consenting Noteholders, in accordance with Section 23 hereof; provided that, if a Qualified Marketmaker, acting solely in its capacity as such, acquires Notes from an entity who is not a Consenting Noteholder with respect to such Notes (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute and deliver a Transferee Joinder; provided further, that any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement pending the completion of any such Transfer.  For purposes of this Agreement, a “Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Notes of Monitronics, in its capacity as a dealer or market maker in Notes of Monitronics and is not holding such Notes for its own account.

Any Transfer made in violation of this Section 12 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to Ascent, Monitronics and/or any Consenting Noteholder, and shall not create any obligation or liability of Ascent, Monitronics or any Consenting Noteholder to the purported transferee.

13.                               Further Acquisition of Claims or Interests.  Except as set forth in Section 12, nothing in this Agreement shall be construed as precluding any Consenting Noteholder or any of its affiliates from acquiring additional Notes; provided, however, that any additional Notes acquired by any Consenting Noteholder and with respect to which such Consenting Noteholder is the beneficial owner, or the nominee, investment manager, advisor or subadvisor for the beneficial owner with power and/or authority to bind any Notes held by it shall automatically and immediately be subject to the terms and conditions of this Agreement, except to the extent the additional Notes are acquired by the Consenting Noteholder (in its capacity as such a nominee, investment manager, advisor or subadvisor) for the account of a beneficial owner for whom the Consenting Noteholder does not currently hold any Notes that are subject to this Agreement.  Upon any such further acquisition, such Consenting Noteholder shall promptly notify counsel to Ascent and Monitronics and counsel to the Consenting Noteholders, and the Notes so acquired shall become subject to the terms of this Agreement.

14.                               Consents and Acknowledgments.  Each Party irrevocably acknowledges and agrees that this Agreement does not constitute an offer to issue or sell securities to any Person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

15.                               Representations and Warranties.

(a)                                 Each Consenting Noteholder hereby represents and warrants on a several and not joint basis for itself and not any other Person that the following statements are true, correct, and complete as of the date hereof:

(i)                                     it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)                                  the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)                               the execution, delivery, and performance by it of this Agreement does not violate any provision of its certificate of incorporation, or bylaws, or other organizational documents;

(iv)                              it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), with sufficient knowledge and experience to evaluate the terms and conditions of this Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

(v)                                 it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Transactions; and

(vi)                              it (A) is the beneficial owner, or the nominee, investment manager, advisor or subadvisor for the beneficial owner with power and/or authority to bind the Notes identified and in the amounts set forth on its signature page hereto (or, in the case of a Consenting Noteholder that becomes a party hereto after the TSA Effective Date, below its name on its signature page to the Transferee Joinder executed and delivered by such Consenting Noteholder); and (B) does not beneficially own any Notes other than as identified on its signature page hereto (or, in the case of a Consenting Noteholder that becomes a party hereto after the TSA Effective Date, below its name on its signature page to the Transferee Joinder executed and delivered by such Consenting Noteholder).

(b)                                 Each of Ascent and Monitronics hereby represents and warrants on a joint and several basis (and not for any other Person other than itself) that the following statements are true, correct, and complete as of the date hereof:

(i)                                     it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)                                  the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)                               the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its affiliates is a party;

(iv)                              the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Transactions;

(v)                                 it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction; and

(vi)                              it is not currently engaged in any discussions, negotiations or other arrangements with respect to any Alternative Transaction.

16.                               Waiver.  If the Transactions are not consummated, then following the occurrence of the Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, other than as provided in Section 11 of this Agreement, and the Parties expressly reserve any and all of their respective rights.  The Parties acknowledge that this Agreement and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation.  Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding, or used by any party for any reason whatsoever, including in any proceeding, other than a proceeding to enforce its terms.

17.                               Relationship Among Parties.  Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Agreement shall be several, not joint.  No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity.  No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement.

18.                               Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including, without limitation, an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

19.                               GOVERNING LAW & JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT

RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING, AND WAIVES ANY OBJECTION IT MAY HAVE TO VENUE OR THE CONVENIENCE OF THE FORUM.

20.                               WAIVER OF RIGHT TO TRIAL BY JURY.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATING TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT.  INSTEAD, ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

21.                               Successors and Assigns.  Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

22.                               No Third-Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary of this Agreement.

23.                               Notices.  All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing.  Any notice of termination or breach shall be delivered to all other Parties.

(a)                                 If to Ascent or Monitronics

Ascent Capital Group, Inc.

5251 DTC Parkway, Suite 1000

Greenwood Village, CO 80111

Attn:                    Mr. William Niles

Tel:                           303.628.5600

Email:            wniles@ascentcapitalgroupinc.com

With a copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attn: Renee L. Wilm, Esq.

Emanuel C. Grillo, Esq.

Tel: 212.408.2500

Fax: 212.408.2501

Email:            renee.wilm@bakerbotts.com
                                                emanuel.grillo@bakerbotts.com

and

Latham & Watkins LLP

885 Third Avenue,

New York, New York 10022

Attn: Roger Schwartz, Esq.

David Hammerman, Esq.

Tel: 212.906.1200

Fax: 212.751.4864

Email: roger.schwartz@lw.com

david.hammerman@lw.com

(b)                                 Consenting Noteholders:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038-4982

Attn: Kristopher M. Hansen, Esq.

Sayan Bhattacharyya, Esq.

Tel: 212.806.6056

212.806.5723

Fax: 212.806.6006

Email: khansen@stroock.com

sbhattacharyya@stroock.com

24.                               Entire Agreement.  This Agreement (including, for the avoidance of doubt, the Term Sheet and any other Exhibits) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

25.                               Amendments.  Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented except in a writing executed and delivered by Ascent, Monitronics and the Requisite Consenting Noteholders.

26.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed, shall be deemed to be an original and shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by email in portable document format (.pdf) or other electronic imaging means, which shall be deemed to be an original for the purposes of this Section 25; provided, however, that signature pages executed by each of the Consenting Noteholders shall be delivered to (a) each of the other Consenting Noteholder in a redacted form that removes the Consenting Noteholder’s holdings of Notes, and (b) Ascent, Monitronics and counsel to the Consenting Noteholders in an unredacted form.

27.                               Public Disclosure and Press Releases.  This Agreement, as well as its terms, its existence, and the details regarding the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof.  Notwithstanding the foregoing, Ascent and Monitronics may make any public disclosure or filing with respect to the subject matter of this Agreement, including, without limitation, the existence of, or the terms of, this Agreement or any other material term of the Transactions, that, based upon the advice of counsel, is required to be made (i) by applicable law or regulation or (ii) pursuant to any rules or regulations of NASDAQ, without the express written consent of the other Parties; provided, that Ascent and Monitronics shall consult with the Consenting Noteholder Advisors before issuing any such press release or making any such filing and shall submit drafts to the Consenting Noteholder Advisors of any such press releases or filing as soon as reasonably practicable prior to making any such disclosure, and shall afford the Consenting Noteholder Advisors an opportunity to comment on such documents and disclosures, and such documents and disclosures shall be in form and substance reasonably acceptable to the Consenting Noteholder Advisors.  Each Party to this Agreement shall have the right, at any time, to know the identities of every other Party to this Agreement, but must keep such information confidential and may not disclose such information to any Person except to the extent such Party believes, upon the advice of counsel, that it is legally required to do so.  Notwithstanding anything to the contrary in this Agreement, Ascent and Monitronics shall not disclose to any Person (and shall redact all such information in any public filing) the identities and holdings information (including the amounts or percentages of Notes held) of any Consenting Noteholders as of the date hereof or at any time hereafter, except to the extent compelled to disclose such information by a court of competent jurisdiction, in which event Ascent and Monitronics shall (a) take all reasonable measures to limit the scope of such disclosure and (b) give the affected Consenting Noteholder(s) and the Consenting Noteholder Advisors (who shall have the right to seek a protective order prior to disclosure) prior written notice of such disclosure and a reasonable opportunity to review and comment in advance of such disclosure or filing; provided, however, that the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Notes held by all Consenting Noteholders, collectively.

28.                               Headings.  The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

29.                               Interpretation.  This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

30.                               Representation by Counsel.  Each Party hereto acknowledges that it has been represented by, or has been provided a reasonable period of time to obtain access to and advice by, counsel with respect to this Agreement and the Transactions contemplated hereby.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

31.                               Severability.  If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 31 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a reasonably acceptable manner, such that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Signatures and exhibits follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Ascent Capital Group, Inc.

By:	/s/ William Niles
Name: William Niles
Title: CEO

Monitronics International, Inc.

By:	/s/ William Niles
Name: William Niles
Title: EVP/Director

[CONSENTING NOTEHOLDERS]

Exhibit A to the Transaction Support Agreement

Term Sheet

ASCENT CAPITAL GROUP, INC.

MONITRONICS INTERNATIONAL, INC.

TERM SHEET

SEPTEMBER 24, 2018

This Term Sheet sets forth the principal terms of the Transactions.  Capitalized terms used herein and not otherwise defined shall have the meanings given them in that certain Transaction Support Agreement dated as of September 24, 2018, to which this Term Sheet is an exhibit (the “Agreement”).

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER TO BUY, SELL OR EXCHANGE ANY OF THE SECURITIES OR INSTRUMENTS DESCRIBED HEREIN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF ALL APPLICABLE LAWS. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE TRANSACTIONS AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE NEGOTIATION AND EXECUTION OF DEFINITIVE DOCUMENTATION, AS CONTEMPLATED BY THE AGREEMENT.

Second Lien Transactions Overview

Second Lien Exchange:

Monitronics shall offer to exchange, and the Consenting Noteholders shall exchange, the Notes for the New Second Lien Notes (as defined below) on the following basis:

(i) on or prior to the early tender date, the Notes shall be exchanged on a par value basis such that for each $1,000 principal of Notes tendered, the holder shall receive New Second Lien Notes with a par value of $1,000 principal of New Second Lien Notes; and

(ii) after the early tender date, but on or before the expiration date of the Second Lien Exchange, the Notes shall be exchanged such that for each $1,000 principal of Notes tendered, the holder shall receive New Second Lien Notes with a par value of $950 principal of New Second Lien Notes.

New Second Lien Notes of Monitronics (“New Second Lien Notes”)

Interest Rate:	Monitronics shall pay interest on the New Second Lien Notes, semi-annually, (a) in cash at a rate per annum equal to 6%; plus (b) to be paid in kind (PIK) at a rate per annum equal to 6%.

Guarantees/Collateral/Security:

The New Second Lien Notes shall be guaranteed by each subsidiary of Monitronics that guarantees the obligations under the Credit Agreement (the “Guarantors”). Monitronics and the Guarantors shall grant to the collateral trustee for the New Second Lien Notes for the benefit of the holders of the New Second Lien Notes second priority security interests in,

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and liens upon the same collateral presently pledged as security for the Credit Agreement.

Maturity Date:	April 30, 2023.

Covenants and Events of Default:

Standard and customary covenants and events of default for a transaction of this kind, nature and size, and the following:

•                  Monitronics’ right to issue additional New Second Lien Notes up to a maximum aggregate principal amount of $585 million, including those New Second Lien Notes issued as part of the Second Lien Exchange, for the sole purpose of refinancing all of the existing Notes, subject to pro forma compliance with a new Total Secured Debt to EBITDA ratio covenant (taking into account only first and second lien debt) to be set at 5.25 times (which is to be calculated in the same manner as the existing Total Debt to EBITDA covenant under the Credit Agreement);

•                  Monitronics’ right to issue additional New Second Lien Notes (in excess of the cap described above) with the consent of the holders of a majority of the principal amount of the New Second Lien Notes then outstanding;

•                  Monitronics’ right to issue new third lien notes (with third priority security interests in, and liens upon the same collateral presently pledged as security for the Credit Agreement and to be pledged under the New Second Lien Notes) (the “New Third Lien Notes”), without the prior consent of the holders of the New Second Lien Notes, in exchange for (i) the existing Ascent 4.00% Convertible Senior Notes due 2020 (the “Ascent Convertible Notes”), or (ii) Notes that are not tendered into the Second Lien Exchange; provided that (a) the maturity date of such New Third Lien Notes would not occur earlier than one year after the maturity date of the New Second Lien Notes; and (b) such New Third Lien Notes would not pay cash interest (except to the extent allowed in the “Permitted Payments” covenant below); and

•                  A “Permitted Payments” basket under the New Second Lien Notes shall be included to permit an aggregate annual amount of up to $10 million to be distributed to Ascent by Monitronics to fund public company and other administrative expenses and interest payments on the Ascent Convertible Notes (provided, that any portion of the Permitted Payments basket not used for such purposes may be used to pay interest on New Third Lien Notes).

Consent Solicitation:

The tender of any Note into the Second Lien Exchange shall constitute consent to the proposed amendments to the Notes Indenture which shall include the elimination or waiver of all or substantially all of the restrictive covenants and events of default under the Notes Indenture.

Cash Repayment to Consenting	In connection with the Second Lien Exchange, Ascent shall contribute to

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Term Loan Lenders and Amendment to Credit Agreement

Monitronics as capital $100 million in cash to be used to make a repayment to those lenders under the Term B-2 Loan (as defined below) (the “Term B-2 Lenders”) under the Credit Agreement who consent to the proposed amendments of the Credit Agreement, which “Bank Amendments” shall include, (i) an increase in the interest rate payable in respect of the term B-2 loan under the Credit Agreement (the “Term B-2 Loan”) of 50 basis points; (ii) an amendment of the existing covenants in the Credit Agreement to facilitate and permit the Second Lien Exchange (and to permit the creation and potential offer of New Third Lien Notes), including without limitation:

•                  Total Debt to EBITDA ratio of 5.50x (from 5.25x),

•                  Exclusion of the second and third lien debt from current RMR to Secured Debt calculation,

•                  LTM pro forma adjustment for direct channel account generation,

•                  Covenant amendments to permit creation of New Second Lien Notes and New Third Lien Notes (as described above),

•                  Carve out for Permitted Payments basket (as described above), and

•                  Elimination of event of default for going concern qualification to the Monitronics’ audit that results from or is related to the “springing” maturity of the Credit Agreement obligations associated with any outstanding Notes (the “Springing Maturity”);

(iii) solely as to the consenting lenders under the Credit Agreement, a waiver of the Springing Maturity where no more than $50 million principal amount of Notes remain outstanding at the date of the Springing Maturity; (iv) a reduction in the accordion feature of the Term B-2 Loan from $150 million borrowing capacity to $25 million; and (v) a 10% permanent reduction of revolving loan commitments under the revolving credit facility of the Credit Agreement.

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Potential Exchange Offer for Ascent Convertible Notes

An offer may be made to exchange Ascent Convertible Notes for New Third Lien Notes to be issued by Monitronics at an exchange ratio to be determined, but which, under no circumstances, shall exceed $1,000 principal amount of New Third Lien Notes for $1,000 principal amount of Ascent Convertible Notes.

Interest: The interest rate per annum payable, in cash or PIK, in respect of such New Third Lien Notes shall be determined, but any cash interest payments shall not exceed the amount available under the Permitted Payments basket described above.

Collateral Security: Monitronics shall grant to the collateral trustee for the New Third Lien Notes, for the benefit of the holders of the New Third Lien Notes, third priority security interests in, and liens upon the same collateral presently pledged as security for the Credit Agreement and to be pledged under the New Second Lien Notes.

Maturity Date: Not earlier than May 1, 2024.

Covenants and Events of Default: Covenants and events of default shall be no more restrictive than that of the New Second Lien Notes.

Conditions Precedent to Closing:

The closing of the Second Lien Exchange shall be subject to customary conditions which shall include the following:

•                  Definitive Documentation that complies with Section 4 of the Agreement;

•                  Participation of the Consenting Noteholders, subject to the terms of the Agreement;

•                  Delivery of customary opinions, as reasonably determined by the parties; and

•                  Receipt of requisite consents to the Bank Amendments from the lenders under the Credit Agreement (the “Requisite Consents”), provided that the effectiveness of such Bank Amendments may be subject to the completion of the Second Lien Exchange.

Unsecured Exchange Transaction Overview

Unsecured Exchange Transaction for New Senior Unsecured Notes and Cash Tender Offer:

If Monitronics has not received the Requisite Consents by the Toggle Trigger Time, then Ascent and Monitronics shall offer to exchange, up to $100 million in cash and/or up to $585 million of New Senior Unsecured Notes (as defined below), together with the Additional Consideration (as defined below) on the following basis:

•                  Cash Tender/Modified Dutch Auction: Tendered Notes shall be accepted for purchase by Ascent (such Notes, the “Acquired Notes”) pursuant to a modified “Dutch Auction” tender offer within a price range of $750 per $1,000 principal amount of Notes to $875 per $1,000 principal amount of Notes. Notes will be

4

accepted from the lowest price bid to the highest within the range until the tender is filled and the maximum participation level has been reached. Except as provided below with respect to Acquired Notes that may be exchanged by Ascent for New Senior Unsecured Notes, the Acquired Notes shall be exchanged by Ascent for new unsecured notes of Monitronics, which shall be expressly subordinated in right of payment to the New Senior Unsecured Notes and to the guarantees of the New Senior Unsecured Notes, pay cash interest at 9.125% (no PIK feature), and will mature no earlier than the New Senior Unsecured Notes. Any Notes tendered into the modified Dutch Auction in excess of the maximum participation level, but not accepted, will be deemed tendered into the exchange offer described below.

•                  Exchange Offer: On or prior to the early tender date, the Notes shall be exchanged on a par value basis such that for each $1,000 principal of Notes tendered, the holder shall receive New Senior Unsecured Notes with a par value of $1,000 principal of New Senior Unsecured Notes; and after the early tender date, but on or before the expiration date of the Unsecured Exchange Transaction, the Notes shall be exchanged such that for each $1,000 principal of Notes tendered, the holder shall receive New Senior Unsecured Notes with a par value of $950 principal of New Senior Unsecured Notes.

Additional Consideration

Cashlessly exercisable warrants representing in the aggregate 10% of the total number of outstanding shares of Ascent’s Series A and Series B common stock, exercisable for Ascent Series A common stock, with a strike price of $3.435 per share.

New Senior Unsecured Notes of Monitronics (“New Senior Unsecured Notes”):

Interest Rate:

Monitronics shall pay interest on the New Senior Unsecured Notes, semi-annually, (a) in cash at a rate per annum equal to 10.125%; plus (b) to be paid in kind (PIK) at a rate per annum equal to 2.625% subject to a mechanism by which up to 2.375% of the cash interest can toggle to an equivalent amount of PIK interest through April 30, 2021 based upon an officer’s certificate and a financial test to ensure compliance with current covenant package under Credit Agreement.

Maturity Date:	April 30, 2023

Subsidiary Guarantees, Priority and Related Asset Transfers:

Monitronics and all of its restricted subsidiaries that guarantee the obligations under the Credit Agreement will guarantee the New Senior Unsecured Notes. Monitronics and certain of its existing subsidiaries will transfer a majority of their assets (the “Transferred Assets”) which will include a majority of their primary revenue-generating contracts to one or more subsidiaries that guarantee or will guarantee the New Senior Unsecured Notes and the Credit Agreement, but will be designated as

5

unrestricted under the Notes Indenture and will not guarantee the Notes.

For avoidance of doubt, the Transferred Assets will remain subject to the security interests granted in connection with the Credit Agreement.

Covenants and Events of Default:

Standard and customary covenants and events of default for a transaction of this kind, nature and size, and the following:

•                  Monitronics’ right to issue additional New Senior Unsecured Notes up to a maximum aggregate principal amount of $585 million, including those New Senior Unsecured Notes issued as part of the Unsecured Exchange Transaction, for the sole purpose of refinancing all of the existing Notes subject to pro forma compliance with a new Total Debt to EBITDA ratio covenant to be set at 5.25 times (which is the calculated in the same manner as the existing Total Debt to EBITDA covenant);

•                  Monitronics’ right to issue New Senior Unsecured Notes in an aggregate principal amount up to $25 million in exchange for the Acquired Notes (with Ascent then exchanging such New Senior Unsecured Notes for existing Ascent Convertible Notes) and for other corporate purposes; and

•                  Monitronics’ right to issue additional New Senior Unsecured Notes (in excess of the cap described above) with the consent of the holders of a majority of the principal amount of the New Senior Unsecured Notes outstanding.

For the avoidance of doubt, the Permitted Payments basket described above in the Second Lien Transactions Overview will not apply to the New Senior Unsecured Notes.

Consent Solicitation:

The tender of any Note into the Unsecured Exchange Transaction shall constitute consent to the proposed amendments to the Notes Indenture which shall include (i) the elimination or waiver of all or substantially all of the restrictive covenants and events of default under the Notes Indenture and (ii) the modification or elimination of other provisions in the Notes Indenture to remove the subsidiary guarantees granted to the Notes.

Conditions Precedent to Closing:

The closing of the Unsecured Exchange Transaction shall be subject to customary conditions which shall include the following:

•                  Definitive Documentation that complies with Section 4 of the Agreement;

•                  Participation of the Consenting Noteholders, subject to the terms of the Agreement; and

•                  Delivery of customary opinions, as reasonably determined by the parties.

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Exhibit B to the Transaction Support Agreement

Form of Transferee Joinder

This joinder (this “Joinder”) to the Transaction Support Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of [DATE], by and among:  (i) Ascent and Monitronics, and (ii) the Consenting Noteholders thereunder, is executed and delivered by [                ] (the “Joining Party”) as of [                ].  Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

1.                                      Agreement to be Bound.  The Joining Party hereby acknowledges that it has read and understands the Agreement (including the exhibits and schedules attached thereto, which includes, without limitation, the Term Sheet) and agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof).  The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Consenting Noteholders.

2.                                      Representations and Warranties.  The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to the Notes identified below its name on the signature page hereto, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 15 of the Agreement to each other Party.

3.                                      Governing Law.  This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

4.                                      Notice.  All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Name of Transferor:

Name of Joinder Party:

By:
Name:
Title:

Principal Amount of Notes:

$

Annex 1 to the Form of Transferee Joinder